Exhibit 10.7

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “Agreement”) is made as of the 17th day of December, 2002, by and between 200 SOUTH VIRGINIA INVESTMENTS, LLC (“Landlord”) and LIBERTY TELECOM, LLC, a Delaware limited liability company (“Tenant”).

Recitals.

A. Tenant occupies certain premises in the building at 200 South Virginia Street, Reno, Nevada, under a Lease Agreement dated April 1, 2001, between Landlord and Tenant (the “Lease”). Terms with initial capitals used in this Agreement, unless otherwise defined herein, shall have the meanings given them in the Lease.

B. Tenant desires to extend the term of the Lease, and to lease additional space in the Building and on the roof of the Building for the purposes of placing cooling system thereon, and Landlord is willing to grant such extension and lease of such additional space, on the terms and conditions set forth herein.

Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties agree:

1. Premises. The description of the Premises set forth in the Summary of Basic Lease Terms preceding the leases is hereby amended in its entirety to read as follows: “Suite 950, consisting of 1,404 rentable square feet of space located on the ninth floor at 200 South Virginia, as identified on the description and/or floor plans attached as Exhibit A to this Agreement.”

2. Lease Term. Effective January 1, 2003, the Expiration Date set forth in the Summary of Basic Lease terms preceding the Lease shall be extended sixty (60) months, for a new Expiration Date of December 31, 2007. References in the Lease to the “Term,” or variations thereof, shall include the period beginning January 1, 2003, through December 31, 2007.

3. Specialized Equipment. Subject to the provisions of this Section 3, Landlord acknowledges and consents to Tenant’s use and storage on the Premises of a motor generator (the “Generator”), which Generator shall be subject to such rules and procedures as Landlord may from time to time establish. Tenant may also install, within a twenty-five (25) square foot space on the Building’s roof, cooling equipment for the Premises. Tenant shall have the right to install a cooling unit, together with related wiring, piping, vents and equipment, and a separate, dedicated electric meter or submeter (together, the “Cooling Equipment”), all at Tenant’s sole cost and expense. Commencing January 1, 2003, Tenant shall pay Landlord, together with Tenant’s monthly payment of the Base Rent, the sum of $800.00, which amount shall be paid on each and every successive month, so long as Tenant keeps the Generator and Cooling Equipment (together, the “Specialized Equipment”), or either of them, in or on the Building.

4. Base Rent. Effective January 1, 2003, the Base Rent as set forth in the Summary of Basic Lease Terms preceding the Lease is hereby amended to include the additional $800.00 per month for the Specialized Equipment, and is therefore amended in its entirety to read:

The following rents, calculated at $1.70 per month, per rentable square foot of the Premises for the first Lease Year, and increased three percent (3%) per Lease Year:

Monthly	Annually	Period
$3,186.80	$38,241.60	1/1/03 – 10/31/03
$3,282.40	$39,388.80	11/1/03 – 10/31/04
$3,380.87	$40,570.44	11/1/04 – 10/31/05
$3,482.30	$41,787.60	11/1/05 – 10/31/06
$3,586.77	$43,041.25	11/1/06 – 10/31/07

subject to adjustment pursuant to Section 2.1.1

5. Installation and Removal. Tenant’s installation of the Specialized Equipment shall be considered a Tenant Improvement for which Landlord’s approval of the plans and specifications under, and Tenant’s compliance with the other provisions of, Section 7 shall be required. Tenant shall have the right to remove any or all of its Specialized Equipment, excluding however, electrical meters and service, at any time during the Term. Tenant shall promptly restore, at Tenant’s sole cost and expense, any damage to the Building caused by such removal. Tenant shall at all times maintain its Specialized Equipment in good condition and repair at no cost to Landlord. Landlord makes no representation or warranty concerning the floor load capacity of the Premises and roof of the Building, and Tenant shall, before installing the Specialized Equipment, demonstrate to Landlord’s reasonable satisfaction (by the report of a licensed structural engineer or other reliable means) that the floor load capacity of the Premises and roof of the Building is adequate to accommodate the Specialized Equipment. All of the provisions of Section 5.3 of the Lease shall pertain to Tenant’s installation, use, operation and the existence of Tenant’s Specialized Equipment, as if all of such equipment were installed in the Premises.

6. Ratification. Except as amended hereby, the Lease is ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

200 SOUTH VIRGINIA INVESTMENTS, LLC, an Oregon limited liability company

By:	SCANLANKEMPERBARD COMPANIES, an Oregon corporation, its Operating Manager

By:	[ILLEGIBLE]
Title:	[ILLEGIBLE]
“Landlord”

LIBERTY TELECOM, LLC, a Delaware limited liability company

By:	/s/ DAVID S. TRANDAL
Title:	President
“Tenant”

EXHIBIT A

Premises

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